UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 13, 2012

Midstates Petroleum Company, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-35512	45-3691816
State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

4400 Post Oak Parkway, Suite 1900 Houston, Texas		77027
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (713) 595-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 13, 2012, Midstates Petroleum Company, Inc. (the “Company”) and its wholly owned subsidiary Midstates Petroleum Company LLC (together with the Company, the “Issuers”) entered into a purchase agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), under which they agreed to sell $600 million aggregate principal amount of the Issuers’ 10.75% senior notes due 2020 (the “Notes”) in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes mature on October 1, 2020. The Company expects to receive net proceeds of approximately $584.0 million, after deducting the Initial Purchasers’ discount and estimated offering expenses.

The Company intends to use the net proceeds from the private placement to fund the cash portion of the purchase price of the Company’s previously announced acquisition of the assets of Eagle Energy Production, LLC (the “Eagle Energy Acquisition”) and expenses related to the Eagle Energy Acquisition, the private placement and entry into an amendment to the Company’s revolving credit facility, to repay outstanding borrowings under the Company’s revolving credit facility and for general corporate purposes.

The offering of the Notes is expected to close on October 1, 2012, concurrently with the closing of the Eagle Energy Acquisition. If the Eagle Energy Acquisition does not close on October 1, 2012, the net proceeds from the offering will be deposited into an escrow account pending completion of the Eagle Energy Acquisition. If the closing of the Eagle Energy Acquisition does not occur on or prior to November 30, 2012, or if the related acquisition agreement is terminated at any time on or prior to that date, then the escrowed funds will be applied to the mandatory redemption of the Notes at a price equal to 100% of the initial offering price of the Notes, plus accrued and unpaid interest to the redemption date.

Some of the initial purchasers and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain of the initial purchasers and/or their affiliates acted as, and will continue to act as, arrangers, agents and/or lenders under the Company’s revolving credit facility and, in such capacity, will receive a portion of the net proceeds from this offering used to repay borrowings outstanding under the Company’s revolving credit facility. In addition, one of the initial purchasers served as a financial advisor in connection with the Eagle Energy Acquisition, for which it will receive customary fees at the closing of the acquisition. In addition, certain of the initial purchasers or their affiliates have also agreed to provide the Company an unsecured bridge credit facility under certain circumstances in the event this offering is not consummated, for which these initial purchasers or their affiliates will receive customary fees.

The Purchase Agreement contains customary representations, warranties and agreements of the Issuers and the Initial Purchasers and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 1.1 to this report and is incorporated herein by reference.

Item 8.01 Other Events.

On September 13, 2012, the Company issued a press release announcing the pricing of the Notes described in Item 1.01 of this report. A copy of this press release is filed as Exhibit 99.1 to this report, which is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
1.1	Purchase Agreement, dated September 13, 2012, by and among the Issuers and the Initial Purchasers named therein, relating to the offering of the Notes.

99.1	Press Release, dated September 13, 2012, announcing the pricing of the offering of the Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midstates Petroleum Company, Inc.
(Registrant)

Date: September 14, 2012

	By:	/s/ Thomas L. Mitchell
Thomas L. Mitchell
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
1.1	Purchase Agreement, dated September 13, 2012, by and among the Issuers and the Initial Purchasers named therein, relating to the offering of the Notes.

99.1	Press Release, dated September 13, 2012, announcing the pricing of the offering of the Notes.

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